Exhibit 10.5

NRDC ACQUISITION CORP. [LETTERHEAD]

October 20, 2009

Richard A. Baker
[Address]

Dear Richard:

     We are pleased to offer you the opportunity to become Executive Chairman of the Board of Directors (the “Board”) of NRDC Acquisition Corp. (the “Company”). This letter sets forth the initial terms and conditions of your employment by the Company effective as of the date on which the transactions contemplated by the Framework Agreement are consummated (the “Commencement Date”), until changed by the Company or until your employment with the Company terminates, whichever is earlier. As referenced above, the “Framework Agreement” shall mean that certain agreement by and between the Company and NRDC Capital Management, LLC, dated as of August 7, 2009.

1. Term of Agreement: The initial term of your employment shall commence on the Commencement Date and continue for a three-year (3) period, unless your employment is terminated by the Company or by you prior to the end of such period (the “Initial Term”). Your employment will continue after the Initial Term for successive one-year (1) periods in accordance with the terms of this Agreement (subject to termination by the Company or by you at any time) provided, that, the Company provides you with a notice of renewal of this Agreement no later than one (1) month prior to the expiration of the Initial Term or any current one (1) year renewed term, as applicable (the period during which you are employed hereunder, including the Initial Term, being hereinafter referred to as the “Term”). Notwithstanding the foregoing, a termination of your employment by the Company may only occur by a majority vote of the independent members of the Board. Upon the termination of your employment, you shall have no further rights hereunder except as may otherwise be expressly provided herein.

2. Duties: You shall dedicate such time as is necessary to perform all attendant duties, including, but not limited to: (i) working with the Chief Executive Officer of the Company (the “CEO”) and providing guidance and input with regard to the Company’s operations and investments, (ii) sourcing, structuring and negotiating transactions and (iii) sitting on the Company’s investment committee. The CEO shall report directly to you. In addition, you agree to first offer any retail property located in the United States that you may discover or become aware of to the Company prior to taking any interest in such property directly or indirectly for your own account or offering such property to any other person, or entity in which you may have a direct or indirect interest.

You will also have those responsibilities typically held by the Chairman of the Board, including, but not limited to the following: (i) chairing meetings of the Board, (ii) ensuring that the Company abides by its bylaws and established policies, (iii) representing the Company to other organizations, the media and the public at large, (iv) in collaboration with the CEO, developing agendas for all meetings of the Board, (v) reporting periodically to the Board, (vi) receiving reports from all officers and committees and (vii) performing such other duties and exercising such other powers as shall from time to time be assigned to you by the Board.

3. Annual Base Salary: $375,000, subject to annual review and upward adjustment in the Board’s discretion.

4. Annual Bonus: For each fiscal year of the Company ending during the Term, you shall be eligible to receive an annual bonus to be determined in the sole discretion of the compensation committee of the Board, and as otherwise approved and ratified by the independent members of the Board. Such annual bonus shall be based on both your performance and the performance of the Company. Each annual bonus shall be paid in the fiscal year following the year for which such bonus is awarded, and in any event shall be paid within 30 days after the financial statements for such prior fiscal year are finalized.

5. Equity Compensation: On the Commencement Date, you will be granted an award consisting of 50,000 shares of restricted stock and 50,000 stock options under the Company’s Equity Incentive Plan. The stock options and restricted stock shall each vest (as determined under the award) in equal installments on the first three anniversaries of the grant date thereof.

6. Travel Allowance: You will receive an annual travel allowance, the amount and types of which (i.e., meals and lodging, airfare), will be determined annually by the compensation committee of the Board in consultation with you. Such travel allowance shall be used solely for conducting business on behalf of the Company.

7. Expenses: The Company will pay or reimburse you for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by you in the performance of your duties for the Company (other than travel expenses covered by the travel allowance set forth in Section 6); provided that you submit proof of such expenses, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.

8. Restrictive Covenants:

     (a) By and in consideration of the salary and benefits to be provided by the Company, and further in consideration of your exposure to the proprietary information of the Company, you covenant and agree that, during the period commencing on the date hereof and ending one (1) year following the date upon which you shall cease to be performing services for the Company and its affiliates (the “Restricted Period”), you shall not become a senior executive officer of a U.S. based, publicly-traded, necessity based, retail real estate investment trust (“REIT”). However, if there is a failure to pay amounts due to you hereunder (unless otherwise consented to by you) when due, then the restrictions in this Section 8(a) shall not apply. Notwithstanding the foregoing, the event described in the preceding sentence shall not be deemed to exist unless notice of termination on account thereof is given by you no later than 30 days after the time at which the purported event first occurs or arises, and the Company shall have 30 days from the date notice of such a termination is given to cure such event and, if the Company does so, such event shall not be deemed to have occurred. For the avoidance of doubt, the covenants set forth in this Section 8(a) will not apply if the Company terminates your employment for no reason.

     (b) During and after the Restricted Period, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s business and the business of any of its affiliates and to the Company and any of its affiliates, which you learned heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of your own or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Company Information to your attorneys (for the purpose of seeking legal advice), to your accountants (for the purposes of seeking professional advice), to your immediate family members whom you agree will not divulge such information to any other party, and in response to a subpoena; court, regulatory, or arbitral order; or other valid legal process.

     (c) During the Restricted Period, you shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee, agent or independent contractor thereof or (ii) hire (on your behalf or on behalf of any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates.

     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by you or made available to you containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon your termination of employment, shall be immediately returned to the Company. This section shall not apply to materials that you possessed prior to your business relationship with the Company, your personal effects and documents, and to materials prepared by you for the purposes of seeking legal or other professional advice.

     (e) During the Restricted Period, neither the Company nor you shall publish any statement or make any statement under circumstances reasonably likely to become public that (i) with respect to statements by you, is critical of the Company or any of its affiliates, or in any way otherwise maligning the business or reputation of the Company or any of its affiliates or (ii) with respect to statements by the Company, is critical of you or in any way otherwise maligning your reputation, in either of the foregoing instances unless otherwise required by applicable law or regulation or by judicial order.

9. Duration and Scope of Covenants: If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in Section 8 of this Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

10. Enforceability; Jurisdiction; Arbitration:

     (a) The Company and you intend to and hereby confer jurisdiction to enforce the restrictive covenants set forth in Section 8 upon the courts of any jurisdiction within the geographical scope of the restrictive covenants. If the courts of any one or more of such jurisdictions hold the restrictive covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and you that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such restrictive covenants, as to breaches of such restrictive covenants in such other respective jurisdictions, such restrictive covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the restricted covenants).

     (b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the

Company (or its affiliates, where applicable) to avail itself of the equitable rights and remedies) that is not resolved by you and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of New York. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and you and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

11. Indemnification: The Company will (together with other officers and directors) indemnify you for any actions taken or omissions made within the scope of your employment to the fullest extent provided under the Company’s bylaws, operating agreements, and directors and officers liability insurance (which the Company agrees to maintain throughout the duration of this Agreement), with coverage in such amounts as are generally provided by similarly situated employers in the U.S. based, publicly-traded, necessity based, retail REIT business.

12. Miscellaneous: The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding the Company, in its discretion, may deem to be required by law. Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by you or the Company; provided that, in the event of a merger, consolidation or other business combination in which any business entity acquires, directly or indirectly, all or substantially all of the stock or assets of the Company or to which the Company transfers all or substantially all of its assets, the Company may assign, delegate or transfer this Agreement and the Company's rights and obligations hereunder to such business entity. This letter contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

     Please indicate your acknowledgement of the foregoing by executing the enclosed copy of this letter and returning it to me. We are looking forward to working with you.

Best regards,

NRDC ACQUISITION CORP.

By:	/s/ Robert C. Baker
Name: Robert C. Baker
Title: Vice Chairman

Acknowledged:	/s/Richard A. Baker
Richard A. Baker